UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 3, 2005

Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way

Boise, Idaho  83716-9632

(Address of principal executive offices)

(208) 368-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01                     Entry into a Material Definitive Agreement

On April 4, 2005, the Company’s Governance and Compensation Committee of the Board of Directors approved accelerating the vesting of approximately 44.6 million stock options outstanding under the Company’s stock plans.  The options have a range of exercise prices of $12.00 to $44.90 and a weighted average exercise price of $14.08.  The acceleration affects prior grants to the Company’s officers of approximately 6.7 million options having a weighted average exercise price of $14.35.  The closing price of the Company’s common stock on April 1, 2005, the last trading day before approval of acceleration, was $10.26.  The purpose of the accelerated vesting was to enable the Company to avoid recognizing future compensation expense associated with these options upon adoption of FASB Statement No. 123R, “Share-Based Payment.”  The aggregate pre-tax expense that, absent the vesting acceleration, would have been reflected in the Company's consolidated financial statements beginning in fiscal 2006 is estimated to be approximately $100 million (approximately $16.7 million of which relates to options held by officers of the Company).

The full text of the press release issued in connection with the acceleration of the foregoing unvested stock options is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On November 27, 2001, the Company’s shareholders approved the Micron Technology, Inc. 2001 Stock Option Plan (“SOP”), a copy of which has been previously filed with the Commission.  In connection with the adoption of the SOP and with respect to option grants thereunder, the Company approved a form of stock option agreement and form of notice of grant (collectively the “Form of Agreement”) attached as Exhibit 99.2 to this Current Report on Form 8-K.

Pursuant to the Form of Agreement, non-statutory stock options (i.e., options that do not satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) may be granted to employees (including officers), directors and consultants of the Company.  Incentive stock options, which are stock options that do satisfy Section 422 of the Code, also may be granted under the Form of Agreement but are limited to employees only.  The SOP authorizes the option price, vesting schedule and the term of the option (“Material Option Terms”) to be set at the time the option is granted and to be reflected in the Form of Agreement.  The Material Option Terms are set according to standards that have been approved by the Company’s Board of Directors or a committee thereof.  Current standards for the Material Option Terms are as follows:  options granted to employees (including officers) and consultants vest over four years, twenty-five percent (25%) per year; stock options granted to the Company’s directors are immediately and one hundred percent (100%) vested; the option exercise price is set at the average per share closing price for the Company’s common stock on the last market trading day immediately prior to the effective date of grant; and the term of an option is ten years.  Options must be exercised, if at all, during the term of the option.  Pursuant to the Form of Agreement, an optionee may exercise his or her option following death, disability or other termination of employment or consulting relationship for that period of time provided for in the SOP.  Under the Form of Agreement, an optionee may not transfer his or her option in any manner, other than by will or by the laws of descent or distribution.  Under the Form of Agreement, options may be exercised only during the lifetime of the optionee and only by the optionee.

In June 1997, the Board of Directors approved a program whereby non-employee directors are granted (i) an initial option to purchase 10,000 shares upon the later of the date of their appointment to the Board of Directors, and (ii) June 30, 1997, the date on which the resolutions approving the program were passed by the Board of Directors.  In connection with Mr. Larry N. Mondry’s appointment to the Company’s Board of Directors (see Item 5.02 below), Mr. Mondry was granted a fully vested option for 10,000 shares with an exercise price of $10.09 pursuant to the standard Material Option Terms on the Form of Agreement attached hereto as Exhibit 99.2.

Item 5.02.                  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 3, 2005, Mr. Ronald C. Foster provided Micron Technology, Inc. with a notice of resignation from the Company’s Board of Directors, effective as of such date.  On April 4, 2005 the Company’s Board of Directors appointed Larry N. Mondry to the Board of Directors, effective as of April 5, 2005.

The full text of the press release issued in connection with the appointment of Mr. Mondry and the resignation of Mr. Foster is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.                  Financial Statements and Exhibits.

(c)  Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release issued on April 5, 2005
99.2	Form of Agreement relating to the Company’s 2001 Stock Option Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	April 6, 2005	By:	/s/ W. G. Stover, Jr.
		Name:	W. G. Stover, Jr.
		Title:	Vice President of Finance and
Chief Financial Officer

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED APRIL 6, 2005

Exhibit	Description

99.1	Press Release issued on April 5, 2005
99.2	Form of Agreement relating to the Company’s 2001 Stock Option Plan